Dentsply Sirona Reports Preliminary Fourth Quarter and Full Year 2017 Results

•	Reported Q4 revenues of $1,091.0 million, up 9.5% compared to prior year; constant currency growth[1] of 5.3%

•	A Q4 2017 GAAP EPS loss of $2.95 including incremental non-cash charges of $847.9 million

•	Q4 2017 non-GAAP adjusted EPS of $0.82

•	Full year 2017 revenues of $3.99 billion, up 6.6% compared to prior year; sales of the combined businesses[2] grew 1.6% constant currency

•	A 2017 GAAP EPS loss of $6.86 including non-cash charges

•	2017 non-GAAP adjusted EPS of $2.66

•	Initiates 2018 guidance: non-GAAP adjusted EPS in the range of $2.70 to $2.80; excluding the change in effective tax rate[3] adjusted EPS expected to grow in the range of 8% to 11%

York, Pennsylvania, March 1, 2018 - DENTSPLY SIRONA Inc. (“Dentsply Sirona”) (Nasdaq: XRAY), The Dental Solutions Company, today announced its preliminary financial results for the three and twelve months ended December 31, 2017.

Preliminary Fourth Quarter 2017 Financial Results
Reported net sales of $1,091.0 million increased 9.5% compared to $996.5 million in the fourth quarter of 2016. Sales grew 5.3% on a constant currency basis. Sales were favorably impacted, based on the Company’s estimate, by approximately $21 million ($23 million equipment inventory build in the U.S. and $2 million inventory reduction in Rest of World) as a result of inventory build in our distribution channels in the current period.

On a geographic basis, U.S. reported net sales of $365.7 million increased 11.2% compared to $329.0 million in the fourth quarter of 2016. U.S. sales grew 9.7% on a constant currency basis.

Reported net sales in Europe of $445.1 million increased 10.6% compared to $402.4 million in the fourth quarter of 2016. Sales in Europe grew 2.6% on a constant currency basis.

Reported net sales in Rest of World of $280.2 million increased 5.7% compared to $265.1 million in the fourth quarter of 2016. Sales in Rest of World grew 3.7% on a constant currency basis.

Reported net sales in the Consumables segment increased 9.1% to $460.8 million. Sales of Consumables grew 4.6% on a constant currency basis.

Reported net sales for Technologies & Equipment increased by 10.4% to $630.2 million. Sales for Technologies & Equipment grew 5.8% on a constant currency basis.

Net loss attributable to Dentsply Sirona for the fourth quarter of 2017 was $673.4 million, or a loss of $2.95 per diluted share, compared to net income of $107.0 million, or $0.46 per diluted share in the fourth quarter of 2016. GAAP loss included a non-cash goodwill impairment charge of $581.0 million and an indefinite-lived intangible asset impairment charge of $266.9 million both driven by management’s projections, tax reform and foreign exchange rate changes. On an adjusted basis, excluding certain items, non-GAAP net earnings per diluted share were $0.82 compared to $0.67 in the fourth quarter of 2016. A reconciliation of the non-GAAP measures to earnings per share calculated on a US-GAAP basis is provided in the attached tables.

Preliminary Full Year 2017 Financial Results
Reported net sales of $3,993.4 million increased 6.6% compared $3,745.3 million in 2016. Sales of the combined businesses grew 1.6% at constant currency exchange rates. Sales were favorably impacted, based on the Company’s estimate, by approximately $26 million ($38 million equipment inventory build in the U.S., $4 million inventory reduction in Europe and $8 million inventory reduction in Rest of World) as a result of inventory build in our distribution channels.

On a geographic basis, U.S. reported net sales of $1,372.5 million increased 4.6% compared to $1,311.6 million in 2016. Sales of the combined businesses were negative 0.5% on a constant currency basis.

Reported net sales in Europe of $1,606.2 million increased 9.8% compared to $1,463.2 million in 2016. Sales of the combined businesses grew 4.1% on a constant currency basis.

Reported net sales in Rest of World of $1,014.7 million increased 4.5% compared to $970.5 million in 2016. Sales of the combined businesses grew 0.8% on a constant currency basis.

Reported net sales in the Consumables segment increased by 5.8% to $1,792.6 million in 2017. Sales of the combined businesses Consumables grew 3.7% on a constant currency basis.

Reported net sales for the Technologies & Equipment segment increased by 7.3% to $2,200.8 million in 2017. Sales of the combined businesses for Technologies & Equipment had negative growth of 0.1% on a constant currency basis.

Net loss attributable to Dentsply Sirona for 2017 was $1,573.0 million, or a loss of $6.86 per share, compared to net income of $429.9 million, or $1.94 per diluted share, in 2016. 2017 results reflect the impact of a non-cash goodwill impairment charge of $1,673.9 million and a non-cash indefinite-lived intangible asset impairment charge of $346.7 million. The Company does not expect the impairment charge to have any impact on its liquidity, cash flows from operating activities, or compliance with the financial covenants set forth in its debt instruments.

On an adjusted basis, excluding certain items, non-GAAP earnings per diluted share in 2017 were $2.66 compared to $2.78 in 2016. A reconciliation of the non-GAAP measures to earnings per share calculated on a US-GAAP basis is provided in the attached table.

Donald M. Casey, Jr., Dentsply Sirona’s Chief Executive Officer commented: “My early days at Dentsply Sirona have confirmed my belief that this this a great company in an attractive industry. The task at hand is to focus the company on the priorities to achieve both growth and operational improvement.”

Mr. Casey continued: “We will take advantage of our breadth of innovative products and strong global market position to deliver unique dental solutions. Our employees are excited to create value every day and we intend to invest in leading technologies to continue the legacies of Dentsply Sirona.”

Guidance for 2018^
Management expects adjusted EPS for 2018 in the range of $2.70 to $2.80 per diluted share. The guidance range reflects a 16 cent adverse impact on tax expense related to tax reform and a higher adjusted non-GAAP effective tax rate.

2018 guidance assumes approximately 3% constant currency revenue growth for the year.

Filing of Form 12b-25
DENTSPLY SIRONA Inc. is unable to file its Annual Report on Form 10-K for the year ended December 31, 2017 within the prescribed time period without unreasonable effort or expense. This is due to a combination of recent developments and changes including: (i) an impairment triggering event related to the Company’s CAD/CAM, Imaging and Treatment Center reporting units, (ii) estimation of the provisional amount of the income tax impact on the Company related to the Tax Cuts and Jobs Act enacted on December 22, 2017 and (iii) the recent hiring and transition of a new Chief Executive Officer in February 2018. Accordingly, the Company requires additional time to complete certain financial closing processes, the results of which will be included in the Form 10-K.

The Company intends to file its Form 10-K within the 15 calendar day extension provided by Rule 12b-25.

Conference Call/Webcast Information
Dentsply Sirona’s management team will host an investor conference call and live webcast tomorrow, March 2nd at 8:30 am EST. A presentation will also be available on www.dentsplysirona.com in the Investors section.

Investors can access the webcast via a link on Dentsply Sirona’s web site at www.dentsplysirona.com. For those planning to participate on the call, please dial +1-888-394-8218 for domestic calls, or +1-323-794-2149 for international calls. The Conference ID # is 1126213. A replay of the conference call will be available online on the Dentsply Sirona web site, and a dial-in replay will be available for one week following the call at +1-888-203-1112 (for domestic calls) or +1 719-457-0820 (for international calls), replay passcode # 1126213

1Non-GAAP adjusted EPS, net sales excluding precious metals, constant currency growth and internal growth and results are non-GAAP financial measures that exclude certain items. Please refer to the disclosure at the end of the release.
For a reconciliation of constant currency growth to internal revenue growth please see supplemental tables 1-3 at the end of the release.
Non-GAAP adjusted EPS, constant currency growth and internal growth and results are non-GAAP financial measures that exclude certain items. Please refer to the disclosure at the end of the release.

2“Sales of our combined businesses” combines the historical consolidated revenues of DENTSPLY and Sirona, giving effect to the merger as if it had been consummated on January 1, 2015.

3The Company estimates that the increase in tax rate for 2018 compared to prior year will represent approximately 16 cents of additional tax expense.

^Our guidance is presented on a non-GAAP basis, as it does not include the impact of prospective acquisitions, acquisitions announced but not yet closed and other non-GAAP items, including restructuring costs, many of which are difficult to predict. Therefore, we cannot provide a full reconciliation of these measures. The Company is unable at this time to address the probable significance of all of the unavailable information.

About Dentsply Sirona:

Dentsply Sirona is the world’s largest manufacturer of professional dental products and technologies, with over a century of innovation and service to the dental industry and patients worldwide. Dentsply Sirona develops, manufactures, and markets a comprehensive solutions offering including dental and oral health products as well as other consumable medical devices under a strong portfolio of world class brands. As The Dental Solutions Company, Dentsply Sirona’s products provide innovative, high-quality and effective solutions to advance patient care and deliver better, safer and faster dentistry. Dentsply Sirona’s global headquarters is located in York, Pennsylvania. The Company’s shares are listed in the United States on Nasdaq under the symbol XRAY. Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products.

Contact Information:

Joshua Zable, IRC
VP, Investor Relations
+1-718-482-2184
joshua.zable@dentsplysirona.com

Forward-Looking Statements and Associated Risks

Information the Company has included or incorporated by reference in this Form 10-K, and information which may be contained in other filings with the U.S. Securities and Exchange Commission ("SEC") as well as press releases or other public statements, contains or may contain forward-looking statements. These forward-looking statements include, among other things, statements about the Company’s plans, objectives, expectations (financial or otherwise) or intentions.

The Company’s forward-looking statements involve risks and uncertainties. Actual results may differ significantly from those projected or suggested in any forward-looking statements. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Any number of factors could cause the Company’s actual results to differ materially from those contemplated by any forward-looking statements, including, but not limited to, the risks associated with the following:

•	the Company’s ability to remain profitable in a very competitive marketplace, which depends upon the Company’s ability to differentiate its products and services from those of competitors

•	the Company’s failure to anticipate and appropriately adapt to changes or trends within the rapidly changing dental industry

•	the effect of changes in the Company’s management and personnel

•	the Company’s ability to control costs

•
changes in applicable laws, rules or regulations, or their interpretation or enforcement, or the enactment of new laws, rules or regulations, which apply to the Company’s business practices (past, present or future) or require the Company to spend significant resources for compliance

•	the Company’s failure to execute on, or other issues arising under, certain key client contracts

•	a significant failure or disruption in service within the Company’s operations or the operations of key distributors

•	the Company’s failure to successfully integrate the business operations or achieve the anticipated benefits from any acquired businesses

•
results in pending and future litigation, investigations or other proceedings which could subject the Company to significant monetary damages or penalties and/or require us to change our business practices, or the costs incurred in connection with such proceedings

•	the Company’s failure to attract and retain talented employees, or to manage succession and retention for its Chief Executive Officer or other key executives

•
the impact of the Company’s debt service obligations on the availability of funds for other business purposes, the terms of and required compliance with covenants relating to the Company’s indebtedness and its access to the credit markets in general

•	general economic conditions

•	other risks described from time to time in the Company’s filings with the SEC

You should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, (“Risk Factors”) in this Form 10-K and any other information included or incorporated by reference in this Report, and information which may be contained in the Company’s other filings with the SEC, when reviewing any forward-looking statement. The Company notes these factors for investors as permitted under the Private Securities Litigation Reform Act of 1995. Investors should understand it is impossible to predict or identify all such factors or risks. As such, you should not consider either foregoing lists, or the risks identified in the Company’s SEC filings, to be a complete discussion of all potential risks or uncertainties.

Non-US GAAP Financial Measures

In addition to the results reported in accordance with US GAAP, the Company provides adjusted net income attributable to Dentsply Sirona and adjusted earnings per diluted common share (“adjusted EPS”). The Company discloses adjusted net income attributable to Dentsply Sirona to allow investors to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period and may not be indicative of past or future performance of the normal operations of the Company and certain large non-cash charges related to purchased intangible assets. The Company believes that this information is helpful in understanding underlying operating trends and cash flow generation.

The principal measurements used by the Company in evaluating its business are: (1) constant currency sales growth by segment and geographic region; (2) internal sales growth by segment and geographic region; and (3) adjusted operating income and margins of each reportable segment, which excludes the impacts of purchase accounting, corporate expenses, and certain other items to enhance the comparability of results period to period. These principal measurements are not calculated in accordance with accounting principles generally accepted in the United States; therefore, these items represent non-US GAAP measures. These non-US GAAP measures may differ from other companies and should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with US GAAP.

The Company defines “constant currency sales growth” as the increase or decrease in net sales from period to period excluding precious metal content and the impact of changes in foreign currency exchange rates. This impact is calculated by comparing current-period revenues to prior-period revenues, with both periods converted at the U.S. dollar to local currency foreign exchange rate for each month of the prior period, for the currencies in which the Company does business.

The Company defines “internal sales growth” as constant currency sales growth excluding the impacts of net acquisitions and divestitures, merger accounting impacts and discontinued products.

Management also believes that the presentation of net sales, excluding precious metal content, provides useful information to investors because a portion of Dentsply Sirona’s net sales is comprised of sales of precious metals generated through sales of the Company’s precious metal dental alloy products, which are used by third parties to construct crown and bridge materials. Due to the fluctuations of precious metal prices and because the cost of the precious metal content of the Company’s sales is largely passed through to customers and has minimal effect on earnings, Dentsply Sirona reports net sales both with and without precious metal content to show the Company’s performance independent of precious metal price volatility and to enhance comparability of performance between periods. The Company uses its cost of precious metal purchased as a proxy for the precious metal content of sales, as the precious metal content of sales is not separately tracked and invoiced to customers. The Company believes that it is reasonable to use the cost of precious metal content purchased in this manner since precious metal dental alloy sale prices are typically adjusted when the prices of underlying precious metals change.

Adjusted net income and adjusted EPS are important internal measures for the Company. Senior management receives a monthly analysis of operating results that includes adjusted net income and adjusted EPS and the performance of the Company is measured on this basis along with other performance metrics.

The adjusted net income attributable to Dentsply Sirona consists of net income attributable to Dentsply Sirona adjusted to exclude the following:

(1) Business combination related costs and fair value adjustments. These adjustments include costs related to integrating and consummating mergers and recently acquired businesses, as well as costs, gains and losses related to the disposal of businesses or significant product lines. In addition, this category includes the roll off to the consolidated statement of operations of fair value adjustments related to business combinations, except for amortization expense noted below. These items are irregular in timing and as such may not be indicative of past and future performance of the Company and are therefore excluded to allow investors to better understand underlying operating trends.

(2) Restructuring program related costs and other costs. These adjustments include costs related to the implementation of restructuring initiatives as well as certain other costs. These costs can include, but are not limited to, severance costs, facility closure costs, lease and contract terminations costs, related professional service costs, duplicate facility and labor costs associated with specific restructuring initiatives, as well as, legal settlements and impairments of assets. These items are irregular in timing, amount and impact to the Company’s financial performance. As such, these items may not be indicative of past and future performance of the Company and are therefore excluded for the purpose of understanding underlying operating trends.

(3) Amortization of purchased intangible assets. This adjustment excludes the periodic amortization expense related to purchased intangible assets. Amortization expense has been excluded from adjusted net income attributed to Dentsply Sirona to allow investors to evaluate and understand operating trends excluding these large non-cash charges.

(4) Credit risk and fair value adjustments. These adjustments include both the cost and income impacts of adjustments in certain assets and liabilities including the Company’s pension obligations, that are recorded through net income which are due solely to the changes in fair value and credit risk. These items can be variable and driven more by market conditions than the Company’s operating performance. As such, these items may not be indicative of past and future performance of the Company and therefore are excluded for comparability purposes.

(5) Certain fair value adjustments related to an unconsolidated affiliated company. This adjustment represents the fair value adjustment of the unconsolidated affiliated company’s convertible debt instrument held by the Company. The affiliate is accounted for under the equity method of accounting. The fair value adjustment is driven by open market pricing of the affiliate’s equity instruments, which has a high degree of variability and may not be indicative of the operating performance of the affiliate or the Company.

(6) Income tax related adjustments. These adjustments include both income tax expenses and income tax benefits that are representative of income tax adjustments mostly related to prior periods, as well as the final settlement of income tax audits, and discrete tax items resulting from the implementation of restructuring initiatives. These adjustments are irregular in timing and amount and may significantly impact the Company’s operating performance. As such, these items may not be indicative of past and future performance of the Company and therefore are excluded for comparability purposes.

Adjusted earnings per diluted common share is calculated by dividing adjusted net income attributable to Dentsply Sirona by diluted weighted-average common shares outstanding. Adjusted net income attributable to Dentsply Sirona and adjusted earnings per diluted common share are considered measures not calculated in accordance with US GAAP, and therefore are non-US GAAP measures. These non-US GAAP measures may differ from other companies. Income tax related adjustments may include the impact to adjust the interim effective income tax rate to the expected annual effective tax rate. The non-US GAAP financial information should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with US GAAP.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts and percentages)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net sales	$1,091.0	$996.5	$3,993.4	$3,745.3
Net sales, excluding precious metal content	1,080.7	982.6	3,952.9	3,681.0

Cost of products sold	497.7	455.0	1,804.9	1,744.4

Gross profit	593.3	541.5	2,188.5	2,000.9
% of Net sales	54.4%	54.3%	54.8%	53.4%
% of Net sales, excluding precious metal content	54.9%	55.1%	55.4%	54.4%

Selling, general and administrative expenses	421.9	399.7	1,674.7	1,523.0

Goodwill impairment	581.0	—	1,673.9	—

Restructuring and other costs	319.8	7.6	425.2	23.2

Operating (loss) income	(729.4)	134.2	(1,585.3)	454.7
% of Net sales	(66.9)%	13.5%	(39.7)%	12.1%
% of Net sales, excluding precious metal content	(67.5)%	13.7%	(40.1)%	12.4%

Net interest and other expense	6.5	1.7	41.2	13.8

(Loss) income before income taxes	(735.9)	132.5	(1,626.5)	440.9

(Benefit) provision for income taxes	(62.7)	24.6	(53.2)	9.5

Net (loss) income	(673.2)	107.9	(1,573.3)	431.4
% of Net sales	(61.7)%	10.8%	(39.4)%	11.5%
% of Net sales, excluding precious metal content	(62.3)%	11.0%	(39.8)%	11.7%

Less: Net income (loss)attributable to noncontrolling interests	0.2	0.9	(0.3)	1.5

Net (loss) income attributable to Dentsply Sirona	$(673.4)	$107.0	$(1,573.0)	$429.9

% of Net sales	(61.7)%	10.7%	(39.4)%	11.5%
% of Net sales, excluding precious metal content	(62.3)%	10.9%	(39.8)%	11.7%

Net (loss) income per common share attributable to Dentsply Sirona:
Basic	$(2.95)	$0.46	$(6.86)	$1.97
Diluted	$(2.95)	$0.46	$(6.86)	$1.94

Dividends declared per common share	$0.0875	$0.0775	$0.3500	$0.3100

Weighted average common shares outstanding:
Basic	228.6	230.7	229.4	218.0
Diluted	228.6	234.2	229.4	221.6

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	December 31, 2017	December 31, 2016
Assets

Current Assets:

Cash and cash equivalents	$320.6	$383.9
Accounts and notes receivable-trade, net	746.2	636.0
Inventories, net	623.1	517.1
Prepaid expenses and other current assets, net	312.6	206.5
Total Current Assets	2,002.5	1,743.5

Property, plant and equipment, net	876.0	799.8
Identifiable intangible assets, net	2,829.0	2,957.6
Goodwill, net	4,516.2	5,952.0
Other noncurrent assets, net	156.2	102.9

Total Assets	$10,379.9	$11,555.8

Liabilities and Equity

Current liabilities	$946.6	$767.6
Long-term debt	1,611.6	1,511.1
Deferred income taxes	718.0	751.7
Other noncurrent liabilities	462.4	399.5
Total Liabilities	3,738.6	3,429.9

Total Dentsply Sirona Equity	6,629.7	8,114.3
Noncontrolling interests	11.6	11.6
Total Equity	6,641.3	8,125.9

Total Liabilities and Equity	$10,379.9	$11,555.8

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions) (unaudited)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:

Net (loss) income	$(1,573.3)	$431.4

Net cash provided by operating activities	601.9	563.4

Net cash (used in) provided by investing activities	(286.4)	60.0

Net cash used in financing activities	(400.8)	(526.2)

Effect of exchange rate changes on cash and cash equivalents	22.0	2.1

Net (decrease) increase in cash and cash equivalents	(63.3)	99.3

Cash and cash equivalents at beginning of period	383.9	284.6

Cash and cash equivalents at end of period	$320.6	$383.9

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

For the three month period ended December 31, 2017, net sales, excluding precious metal content, increased 5.3% on a constant currency basis. This includes a benefit of 0.3% from acquisitions, which results in internal sales growth of 5.0%. Net sales, excluding precious metal content, were favorably impacted by approximately 4.5% due to the weakening of the U.S. dollar over the prior year period. A reconciliation of reported net sales to net sales, excluding precious metal content, is as follows:

	Three Months Ended December 31,
(in millions, except percentages)	2017	2016	Variance %

Net sales	$1,091.0	$996.5	9.5%
Less: precious metal content of sales	10.3	13.9	(25.9%)
Net sales, excluding precious metal content	1,080.7	982.6	10.0%
Merger related adjustments (a)	—	1.5	(100.0%)
Non-US GAAP Combined Business, net sales, excluding precious metal content	$1,080.7	$984.1	9.8%
Foreign Exchange Impact			4.5%
Constant Currency Growth			5.3%
Acquisitions			0.3%
Internal Sales Growth			5.0%
(a) Represents an adjustment to reflect deferred subscription and warranty revenue that was eliminated under business combination accounting standards to make the 2017 and 2016 non-U.S. GAAP combined business results comparable.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

For the year ended December 31, 2017, net sales, excluding precious metal content, increased 1.6% on a constant currency basis. This includes a benefit of 1.8% from acquisitions, which leads to negative internal sales growth of 20 basis points. Net sales, excluding precious metal content, were favorably impacted by approximately 1.0% due to the weakening of the U.S. dollar over the prior year period. A reconciliation of reported net sales to net sales, excluding precious metal content, is as follows:

	Year Ended December 31,
(in millions, except percentages)	2017	2016	Variance %

Net sales	$3,993.4	$3,745.3	6.6%
Less: precious metal content of sales	40.5	64.3	(37.0%)
Net sales, excluding precious metal content	3,952.9	3,681.0	7.4%
Sirona net sales (a)	—	160.7	NM
Merger related adjustments (b)	4.0	13.5	(70.4%)
Elimination of intercompany net sales	—	(0.5)	NM
Non-US GAAP Combined Business, net sales, excluding precious metal content	$3,956.9	$3,854.7	2.6%
Foreign Exchange Impact			1.0%
Constant Currency Growth			1.6%
Acquisitions			1.8%
Internal Sales Growth			(0.2%)
(a) Represents Sirona sales for January and February 2016.
(b) Represents an adjustment to reflect deferred subscription and warranty revenue that was eliminated under business combination accounting standards to make the 2017 and 2016 non-U.S. GAAP combined business results comparable.

In the United States, for the three month period ended December 31, 2017, sales increased 9.7% on a constant currency basis. This includes a benefit of 0.1% from acquisitions, which results in internal sales growth of 9.7%.

In Europe, for the three month period ended December 31, 2017, sales increased 2.6% on a constant currency basis. This includes a benefit of 0.4% from acquisitions, which results in internal sales growth of 2.3%. Net sales, excluding precious metal content, were favorably impacted by approximately 8.9% due to the weakening of the U.S. dollar over the prior year period.

In Rest of World, for the three month period ended December 31, 2017, sales increased 3.7% on a constant currency basis. This includes a benefit of 0.6% from acquisitions, which results in internal sales growth of 3.1%. Net sales, excluding precious metal content, were favorably impacted by approximately 2.3% due to the weakening of the U.S. dollar over the prior year period.

	Three Months Ended December 31, 2017				Q4 2017 Growth				Three Months Ended December 31, 2016
(in millions, except percentages)	US	Europe	ROW	Total	US	Europe	ROW	Total	US	Europe	ROW	Total

Net sales	$365.7	$445.1	$280.2	$1,091.0	11.2%	10.6%	5.7%	9.5%	$329.0	$402.4	$265.1	$996.5
Less: precious metal content of sales	1.4	8.1	0.8	10.3					1.3	11.0	1.6	13.9
Net sales, excluding precious metal content	364.3	437.0	279.4	1,080.7	11.2%	11.7%	6.0%	10.0%	327.7	391.4	263.5	982.6
Merger related adjustments (a)	—	—	—	—					1.0	0.5	—	1.5
Non-US GAAP Combined Business, net sales, excluding precious metal content	$364.3	$437.0	$279.4	$1,080.7	10.8%	11.5%	6.0%	9.8%	$328.7	$391.9	$263.5	$984.1
Foreign Exchange Impact					1.1%	8.9%	2.3%	4.5%
Constant Currency Growth					9.7%	2.6%	3.7%	5.3%
Acquisitions					0.1%	0.4%	0.6%	0.3%
Discontinued Products					(0.1%)	(0.1%)	—%	—%
Internal Sales Growth					9.7%	2.3%	3.1%	5.0%
(a) Represents an adjustment to reflect deferred subscription and warranty revenue that was eliminated under business combination accounting standards to make the 2017 and 2016 non-U.S. GAAP combined business results comparable.

In the United States, for the year ended December 31, 2017, sales of our combined businesses declined 0.5% on a constant currency basis. This includes a benefit of 1.1% from net acquisitions and was unfavorably impacted by discontinued products by approximately 10 basis points, which results in a negative internal sales growth rate of 1.5%.

In Europe, for the year ended December 31, 2017, sales of our combined businesses grew 4.1% on a constant currency basis. This includes a benefit of 2.3% from net acquisitions, which results in internal sales growth of 1.8%. Net sales, excluding precious metal content, were positively impacted by approximately 2.2% due to the weakening of the U.S. dollar over the prior year period.

In Rest of World, for the year ended December 31, 2017, sales of our combined businesses grew 0.8% on a constant currency basis. This includes a benefit of 2.2% from net acquisitions, which results in negative internal sales growth of 1.4%. Net sales, excluding precious metal content, were positively impacted by approximately 0.9% due to the weakening of the U.S. dollar over the prior year period.

	Year Ended December 31, 2017				2017 Growth				Year Ended December 31, 2016
(in millions, except percentages)	US	Europe	ROW	Total	US	Europe	ROW	Total	US	Europe	ROW	Total

Net sales	$1,372.5	$1,606.2	$1,014.7	$3,993.4	4.6%	9.8%	4.6%	6.6%	$1,311.6	$1,463.2	$970.5	$3,745.3
Less: precious metal content of sales	5.7	31.0	3.8	40.5					5.2	41.5	17.6	64.3
Net sales, excluding precious metal content	1,366.8	1,575.2	1,010.9	3,952.9	4.6%	10.8%	6.1%	7.4%	1,306.4	1,421.7	952.9	3,681.0
Sirona net sales (a)	—	—	—	—					60.5	59.4	40.8	160.7
Merger related adjustments (b)	4.0	—	—	4.0					11.9	1.6	—	13.5
Elimination of intercompany net sales	—	—	—	—					(0.1)	(0.4)	—	(0.5)
Non-US GAAP Combined Business, net sales, excluding precious metal content	$1,370.8	$1,575.2	$1,010.9	$3,956.9	(0.5%)	6.3%	1.7%	2.6%	$1,378.7	$1,482.3	$993.7	$3,854.7
Foreign Exchange Impact					—%	2.2%	0.9%	1.0%
Constant Currency Growth					(0.5%)	4.1%	0.8%	1.6%
Acquisitions					1.1%	2.3%	2.2%	1.8%
Discontinued Products					(0.1%)	—%	—%	—%
Internal Sales Growth					(1.5%)	1.8%	(1.4%)	(0.2%)
(a) Represents Sirona sales for January and February 2016.
(b) Represents an adjustment to reflect deferred subscription and warranty revenue that was eliminated under business combination accounting standards to make the 2017 and 2016 non-U.S. GAAP combined business results comparable.

	Year Ended December 31, 2017			2017 Growth			Year Ended December 31, 2016
(in millions, except percentages)	Consumables	Technologies & Equipment	Total	Consumables	Technologies & Equipment	Total	Consumables	Technologies & Equipment	Total

Net sales	$1,792.6	$2,200.8	$3,993.4	5.8%	7.3%	6.6%	$1,694.8	$2,050.5	$3,745.3
Less: precious metal content of sales	—	40.5	40.5				0.2	64.1	64.3
Net sales, excluding precious metal content	1,792.6	2,160.3	3,952.9	5.8%	8.8%	7.4%	1,694.6	1,986.4	3,681.0
Sirona net sales (a)	—	—	—				15.7	145.0	160.7
Merger related adjustments (b)	—	4.0	4.0				—	13.5	13.5
Elimination of intercompany net sales	—	—	—				(0.5)	—	(0.5)
Non-US GAAP Combined Business, net sales, excluding precious metal content	$1,792.6	$2,164.3	$3,956.9	4.8%	0.9%	2.6%	$1,709.8	$2,144.9	$3,854.7
Foreign Exchange Impact				1.1%	1.0%	1.0%
Constant Currency Growth				3.7%	(0.1%)	1.6%
Acquisitions				0.6%	2.7%	1.8%
Internal Sales Growth				3.1%	(2.8%)	(0.2%)

	Three Months Ended December 31, 2017			Q4 2017 Growth			Three Months Ended December 31, 2016
(in millions, except percentages)	Consumables	Technologies & Equipment	Total	Consumables	Technologies & Equipment	Total	Consumables	Technologies & Equipment	Total

Net sales	$460.8	$630.2	$1,091.0	9.1%	10.4%	9.8%	$427.1	$569.4	$996.5
Less: precious metal content of sales	—	10.3	10.3				—	13.9	13.9
Net sales, excluding precious metal content	460.8	619.9	1,080.7	9.1%	10.4%	9.8%	427.1	555.5	982.6
Merger related adjustments (b)	—	—	—				—	1.5	1.5
Non-US GAAP Combined Business, net sales, excluding precious metal content	$460.8	$619.9	$1,080.7	2.0%	10.4%	9.8%	$427.1	$557.0	$984.1
Foreign Exchange Impact				4.5%	4.6%	4.5%
Constant Currency Growth				4.6%	5.8%	5.3%
Acquisitions				0.7%	—%	0.3%
Discontinued Products				—%	(0.1%)	—%
Internal Sales Growth				3.9%	5.9%	5.0%
(a) Represents Sirona sales for January and February 2016.
(b) Represents an adjustment to reflect deferred subscription and warranty revenue that was eliminated under business combination accounting standards to make the 2017 and 2016 non-U.S. GAAP combined business results comparable.